Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter Results

Philadelphia, PA – February 28, 2023

For Immediate Release	Contact:	Oona McCullough
Executive Director of Investor Relations
(215) 454-4806

URBN Reports Q4 Results

PHILADELPHIA, PA, February 28, 2023 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of the Anthropologie, BHLDN, Free People, FP Movement, Terrain, Urban Outfitters, Nuuly and Menus & Venues brands, today announced net income of $31.5 million and earnings per diluted share of $0.34 for the three months ended January 31, 2023. For the year ended January 31, 2023, net income was $159.7 million and earnings per diluted share were $1.70.

Total Company net sales for the three months ended January 31, 2023, increased 3.9% to a record $1.38 billion. Total Retail segment net sales increased 2%, with comparable Retail segment net sales increasing 3%, partially offset by a 1% negative impact of foreign currency translation. The increase in Retail segment comparable net sales was driven by mid- single-digit positive growth in retail store sales and low single-digit positive growth in digital channel sales. By brand, comparable Retail segment net sales increased 15% at the Free People Group and 9% at the Anthropologie Group and decreased 10% at Urban Outfitters. Wholesale segment net sales decreased 7% driven by a 13% decrease in Free People Group wholesale sales due to a decrease in sales to department stores partially offset by growth in specialty and close out account partners, while Urban Outfitters wholesale sales increased by $3 million. Nuuly segment net sales increased by $25.5 million driven by a 149% increase in our subscribers as of the current quarter end versus the end of the prior year’s comparable quarter.

For the year ended January 31, 2023, total Company net sales increased 5.4% compared to the year ended January 31, 2022. Total Retail segment net sales increased 4%, with comparable Retail segment net sales also increasing 4%. The relative proportion of Retail segment sales attributable to store and digital channels changed due in large part to the temporary global store closures and occupancy restrictions in the prior year due to the COVID-19 pandemic. With those restrictions not present in the current year, Retail segment comparable sales increased due to high single-digit positive growth in retail store sales due to increased store traffic and low single-digit positive growth in digital channel sales. By brand, comparable Retail segment net sales increased 11% at the Free People Group and 11% at the Anthropologie Group and decreased 7% at Urban Outfitters. Wholesale segment net sales decreased 1%, driven by a 1% decrease in Free People Group wholesale sales primarily due to a decrease in sales to department stores, partially offset by an increase in sales to specialty accounts. Nuuly segment net sales increased by $81.9 million due to a 149% increase in our subscribers as of the current fiscal year end versus the end of the prior year’s comparable period.

“We are pleased to report record fourth quarter sales driven by strength at the Anthropologie, Free People and Nuuly brands,” said Richard A. Hayne, Chief Executive Officer. “We enter the spring selling season with an improved inventory position which bodes well for merchandise margin opportunity in fiscal 2024,” finished Mr. Hayne.

Net sales by brand and segment for the three and twelve-month periods were as follows:

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2023	2022	2023	2022
Net sales by brand
Anthropologie Group	$602,865	$558,699	$1,985,928	$1,794,266
Urban Outfitters	425,636	474,385	1,547,344	1,681,559
Free People Group	306,153	276,190	1,104,012	1,003,644
Nuuly	42,733	17,277	129,637	47,724
Menus & Venues	7,186	5,648	28,323	21,570
Total Company	$1,384,573	$1,332,199	$4,795,244	$4,548,763

Net sales by segment
Retail Segment	$1,289,201	$1,258,268	$4,415,358	$4,248,681
Wholesale Segment	52,639	56,654	250,249	252,358
Nuuly Segment	42,733	17,277	129,637	47,724
Total Company	$1,384,573	$1,332,199	$4,795,244	$4,548,763

For the three months ended January 31, 2023, the gross profit rate decreased by 68 basis points compared to the three months ended January 31, 2022. Gross profit dollars increased 1.4% to $372.3 million from $367.3 million in the year ended January 31, 2022. The decrease in gross profit rate was primarily due to store impairment charges of $5.5 million, or 39 bps, in the three months ended January 31, 2023. Retail segment merchandise margins were slightly lower as improved initial merchandise markups were offset by higher markdowns at the Urban Outfitters and Free People Group brands as compared to the comparable prior year quarter. A decline in Wholesale segment gross profit rate also contributed to the total Company gross profit decline as a result of increased sales discounts to clear out excess merchandise. Finally, the Nuuly segment gross profit rate improved due to operating leverage from the significant growth in subscribers.

For the year ended January 31, 2023, the gross profit rate decreased by 308 basis points compared to the year ended January 31, 2022. Gross profit dollars decreased 4.5% to $1.43 billion from $1.49 billion in the year ended January 31, 2022. The decrease in gross profit rate and dollars was primarily due to higher markdowns driven by the Urban Outfitters and Free People Group brands in the Retail segment as compared to record low markdown rates in the comparable prior year period. Additionally, during the year ended January 31, 2023, the Company recorded store impairment charges of $6.4 million.

As of January 31, 2023, total inventory increased by $17.8 million, or 3.1%, compared to total inventory as of January 31, 2022. Total Retail segment inventory increased by 4% and Wholesale segment inventory decreased by 7%.

For the three months ended January 31, 2023, selling, general and administrative expenses increased by $21.1 million, or 6.7%, compared to the three months ended January 31, 2022, and expressed as a percentage of net sales, deleveraged 63 basis points. The deleverage in SG&A as a rate to sales and growth in SG&A dollars was primarily related to increased marketing expenses to support increased sales and customer growth and severance expenses.

For the year ended January 31, 2023, selling, general and administrative expenses increased by $115.2 million, or 10.6%, compared to the prior year’s comparable period, and expressed as a percentage of net sales, deleveraged 118 basis points. The deleverage in SG&A as a rate to sales and growth in SG&A dollars was primarily related to higher store payroll primarily due to increased store associate hours to support increased customer traffic and higher average wages in order to attract and retain employees. Additionally, marketing expenses increased to support sales and customer growth.

The Company’s effective tax rate for the three months ended January 31, 2023 was 23.6%, compared to 21.1% in the three months ended January 31, 2022. The Company’s effective tax rate for the year ended January 31, 2023 was 27.8%, compared to 23.2% in the year ended January 31, 2022. The increase in the effective tax rate for the three and twelve months ended January 31, 2023 was attributable to the ratio of foreign taxable earnings to global taxable earnings, tax rate law changes and the prior year favorable impact of equity activity.

Net income for the three months ended January 31, 2023 was $31.5 million and earnings per diluted share were $0.34. Net income for the year ended January 31, 2023 was $159.7 million and earnings per diluted share were $1.70.

On August 22, 2017, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program; all shares were repurchased and the authorization was completed by the end of June 2022. On June 4, 2019, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a new share repurchase program. During the year ended January 31, 2023, the Company repurchased and subsequently retired 4.7 million common shares for approximately $112 million. As of January 31, 2023, 19.2 million common shares were remaining under the program.

During the year ended January 31, 2023, the Company opened a total of 33 new retail locations including: 19 Free People Group stores (including 11 FP Movement stores), 7 Urban Outfitters stores, 6 Anthropologie Group stores and 1 Menus & Venues restaurant; and closed 15 retail locations including: 6 Anthropologie Group stores, 5 Urban Outfitters stores and 4 Free People Group stores. During the year ended January 31, 2023, 4 Urban Outfitters franchisee-owned stores and 1 Anthropologie Group franchisee-owned store were opened.

Urban Outfitters, Inc. offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 263 Urban Outfitters stores in the United States, Canada and Europe and websites; 238 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 188 Free People stores (including 31 FP Movement stores) in the United States, Canada and Europe, catalogs and websites, 11 Menus & Venues restaurants, 6 Urban Outfitters franchisee-owned stores and 2 Anthropologie Group franchisee-owned stores as of January 31, 2023. Free People, FP Movement and Urban Outfitters wholesale sell their products through department and specialty stores worldwide, digital businesses and the Company’s Retail segment.

A conference call will be held today to discuss fourth quarter results and will be webcast at 5:15 pm. ET at: https://edge.media-server.com/mmc/p/hs7b9uru.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may contain forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the impacts of public health crises such as the coronavirus (COVID-19) pandemic, overall economic and market conditions (including current levels of inflation) and worldwide political events and the resultant impact on consumer spending patterns and our pricing power, the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, the effects of the implementation of the United Kingdom's withdrawal from membership in the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions and legal or regulatory changes, any effects of war (including geopolitical instability), terrorism and civil unrest, natural disasters, severe or unseasonable weather conditions (including as a result of climate change) or public health crises, increases in labor costs, raw material costs and transportation costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, response to new concepts, our ability to integrate acquisitions, risks associated with digital sales, our ability to maintain and expand our digital sales channels, any material disruptions or security breaches with respect to our technology systems, the departure of one or more key senior executives, import risks (including any shortage of transportation capacities or delays at ports), changes to U.S. and foreign trade policies (including the enactment of tariffs, border adjustment taxes or increases in duties or quotas), the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, failure of our manufacturers and third-party vendors to comply with our social compliance program, risks related to environmental, social and governance activities, changes in our effective income tax rate, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in our filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2023	2022	2023	2022
Net sales	$1,384,573	$1,332,199	$4,795,244	$4,548,763
Cost of sales (excluding store impairment)	1,006,794	964,903	3,361,611	3,054,813
Store impairment	5,459	—	6,417	—
Gross profit	372,320	367,296	1,427,216	1,493,950
Selling, general and administrative expenses	335,070	313,988	1,200,593	1,085,384
Income from operations	37,250	53,308	226,623	408,566
Other income (loss), net	3,926	(1,432)	(5,344)	(3,935)
Income before income taxes	41,176	51,876	221,279	404,631
Income tax expense	9,714	10,924	61,580	94,015
Net income	$31,462	$40,952	$159,699	$310,616

Net income per common share:
Basic	$0.34	$0.42	$1.71	$3.17
Diluted	$0.34	$0.41	$1.70	$3.13

Weighted-average common shares outstanding:
Basic	92,178,462	97,467,049	93,199,874	98,022,583
Diluted	93,619,121	98,738,272	94,144,062	99,268,705

AS A PERCENTAGE OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales (excluding store impairment)	72.7%	72.4%	70.1%	67.2%
Store impairment	0.4%	—	0.1%	—
Gross profit	26.9%	27.6%	29.8%	32.8%
Selling, general and administrative expenses	24.2%	23.6%	25.1%	23.8%
Income from operations	2.7%	4.0%	4.7%	9.0%
Other income (loss), net	0.3%	(0.1%)	(0.1%)	(0.1%)
Income before income taxes	3.0%	3.9%	4.6%	8.9%
Income tax expense	0.7%	0.8%	1.3%	2.1%
Net income	2.3%	3.1%	3.3%	6.8%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	January 31,	January 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$201,260	$206,575
Marketable securities	181,378	239,420
Accounts receivable, net of allowance for doubtful accounts of $1,496 and $1,348, respectively	70,339	63,760
Inventory	587,510	569,699
Prepaid expenses and other current assets	197,232	206,293
Total current assets	1,237,719	1,285,747
Property and equipment, net	1,187,735	1,145,085
Operating lease right-of-use assets	959,436	1,000,255
Marketable securities	102,844	223,557
Deferred income taxes and other assets	195,178	136,703
Total Assets	$3,682,912	$3,791,347

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$257,620	$304,246
Current portion of operating lease liabilities	232,672	236,315
Accrued expenses, accrued compensation and other current liabilities	400,082	440,912
Total current liabilities	890,374	981,473
Non-current portion of operating lease liabilities	884,696	951,080
Deferred rent and other liabilities	115,159	113,054
Total Liabilities	1,890,229	2,045,607

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 92,180,709 and 96,431,044 shares issued and outstanding, respectively	9	10
Additional paid-in-capital	15,248	—
Retained earnings	1,826,061	1,770,560
Accumulated other comprehensive loss	(48,635)	(24,830)
Total Shareholders’ Equity	1,792,683	1,745,740
Total Liabilities and Shareholders’ Equity	$3,682,912	$3,791,347

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Cash Flows

(amounts in thousands)

(unaudited)

	Twelve Months Ended
	January 31,
	2023	2022
Cash flows from operating activities:
Net income	$159,699	$310,616
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	102,339	105,672
Non-cash lease expense	193,863	193,032
Benefit for deferred income taxes	(2,577)	(2,695)
Share-based compensation expense	29,449	25,741
Store impairment	6,417	—
Loss on disposition of property and equipment, net	982	1
Changes in assets and liabilities:
Receivables	(7,103)	26,029
Inventory	(22,286)	(181,898)
Prepaid expenses and other assets	(31,257)	(10,209)
Payables, accrued expenses and other liabilities	(49,593)	124,840
Operating lease liabilities	(237,204)	(231,810)
Net cash provided by operating activities	142,729	359,319
Cash flows from investing activities:
Cash paid for property and equipment	(199,513)	(262,429)
Cash paid for marketable securities	(109,148)	(505,936)
Sales and maturities of marketable securities	276,650	280,701
Net cash used in investing activities	(32,011)	(487,664)
Cash flows from financing activities:
Proceeds from the exercise of stock options	376	3,290
Share repurchases related to share repurchase program	(112,016)	(55,765)
Share repurchases related to taxes for share-based awards	(6,760)	(7,790)
Net cash used in financing activities	(118,400)	(60,265)
Effect of exchange rate changes on cash and cash equivalents	2,367	(450)
Decrease in cash and cash equivalents	(5,315)	(189,060)
Cash and cash equivalents at beginning of period	206,575	395,635
Cash and cash equivalents at end of period	$201,260	$206,575